Exhibit 8.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 HANOVER STREET | PALO ALTO, CA 94304-1115 | TEL: 650-233-4500 | FAX: 650-233-4545

September 13, 2017

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Ladies and Gentlemen:

We have acted as counsel to Invitae Corporation, a Delaware corporation (“Invitae”), in connection with (i) Invitae’s offer to exchange (the “Exchange Offer”) shares of its common stock for outstanding Series F warrants to purchase shares of common stock of CombiMatrix Corporation, a Delaware corporation (“CombiMatrix”), and (ii) the proposed subsequent merger (the “Merger”) of Coronado Merger Sub, Inc., a wholly owned subsidiary of Invitae and a Delaware corporation (“Merger Sub”), with and into CombiMatrix, with CombiMatrix continuing as the surviving corporation and as a wholly owned subsidiary of Invitae, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 31, 2017 (the “Agreement”), by and among Invitae, Merger Sub and CombiMatrix. In connection therewith, we have assisted in the preparation and filing by Invitae with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Exchange Offer Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of shares of Invitae’s common stock to be issued pursuant to the Exchange Offer, and of a Registration Statement on Form S-4 (the “Merger Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) under the Securities Act with respect to the registration of shares of Invitae’s common stock to be issued in the Merger.

We hereby confirm to you that the discussion set forth in the proxy statement/prospectus forming part of the Merger Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the qualifications and limitations set forth therein and herein.

In rendering this opinion, we expressly assume (i) that the statements and facts concerning the Exchange Offer and the Merger set forth in the Registration Statements and in the Agreement are true and accurate in all respects, (ii) that the Exchange Offer and the Merger will be completed in accordance with the Registration Statements and the Agreement, (iii) that the representations and covenants contained in tax representation letters delivered to us by Invitae and Merger Sub and by CombiMatrix are true and

Invitae Corporation

September 13, 2017

accurate, and (iv) that there is no change in applicable law between the date hereof and the effective time of the Merger.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Merger Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Pillsbury Winthrop Shaw Pittman LLP